Exhibit 99.1

News Release
Investor Contact:	Media Contact:
Mark Bierley	Anne Roman
(734) 477-4105	(734) 477-1392

Borders Group and Pershing Square Agree to One-
Year Extension of Loan Agreement

ANN ARBOR, Mich., March 30, 2009 — Borders Group, Inc. (NYSE: BGP) and Pershing Square Capital Management, L.P. today announced a one-year extension of the $42.5 million senior secured term loan from April 15, 2009 until April 1, 2010. The loan will be extended on its current terms, including an interest rate of 9.8%, which is substantially below market for comparable financing. At the same time, Borders Group is resetting the strike price on Pershing Square’s 14.7 million warrants to $0.65 per share, and the company will allow its option to “put” its U.K. based Paperchase gifts and stationery business to Pershing Square to expire.

“We are pleased to have the continued support of our largest shareholder as we focus on getting our company’s financial house in order,” said Borders Group Chief Executive Officer Ron Marshall. “The extension of the loan gives us some necessary breathing room, which is important in the current economic environment. We are also pleased to retain Paperchase, which is a successful and important business throughout the U.K. and other markets as well as in our Borders superstores throughout the U.S.”

About Borders Group, Inc.

Headquartered in Ann Arbor, Mich., Borders Group, Inc. (NYSE: BGP) is a leading retailer of books, music and movies with approximately 25,000 employees. Through its subsidiaries, the company operates more than 1,000 stores worldwide primarily under the Borders® and Waldenbooks® brand names. For online shopping, visit Borders.com. For more information about the company, visit www.borders.com/aboutus.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as “projects,” “expect,” “estimated,” “look toward,” “going forward,” “continue,” “maintain,” “planning,” “returning,” “guidance,” “goal,” “will,” “may,” “intend,” “anticipates,” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company’s future financial condition and performance (including earnings per share, gross margins and inventory turns, liquidity, same-store sales, cost reduction initiatives, and anticipated capital expenditures and depreciation and amortization amounts) and its cost reduction initiatives and the benefits thereof. These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company’s forward-looking statements.

-more-

Borders/Pershing--2

These risks and uncertainties include, but are not limited to, consumer demand for the company’s products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, competition and other factors; the availability of adequate capital-including vendor credit-to fund the company’s operations and to carry out its strategic plans and the performance of the company’s information technology systems and the development of improvements to the systems necessary to implement the company’s strategic plan.

The company’s periodic reports filed from time to time with the Securities and Exchange Commission contain more detailed discussions of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and those discussions are incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.

###